EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”), effective September 14, 2021 (the “Effective Date”), is executed on September 14, 2021 by and between Parallax Health Sciences, Inc., a Nevada corporation, (the ‘Company”), located at 3415 S. Sepulveda Blvd, Suite 1100-#6592, Los Angeles, CA 90034, and Sonia Choi, an individual, 95 Main Street, Matawan, NJ 07747 (the “Executive”), hereinafter, collectively, the Parties.

WITNESSETH:

WHEREAS, the Company, a fully reporting public company listed on the OTC Market, is engaged in the point-of-care medical diagnostics technologies, behavioral health, and related businesses, including but not limited to hardware and software development, information technology, and sales for healthcare products and services (the “Technologies”); and conducts research, experimentation, development, and exploitation of related technologies and engages in other businesses; and

WHEREAS, the Company desires to engage Executive to provide services in the role of interim Chief Executive Officer of the Company, and Executive desires to be engaged by the Company to provide services in such capacities pursuant to the terms and conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.DUTIES AND RESPONSIBILITIES

a.Company hereby retains the services of Executive in the non-exclusive role of interim Chief Executive Officer of the Company.  Subject at all times to the direction of the Board of Directors of the Company (the “Board”), Executive shall have direct responsibility over, and be held accountable to the Board for, corporate operations, sales, marketing, and operational budgeting. Executive will also perform other services and duties as the Board shall determine, without any additional compensation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason. Notwithstanding anything herein to the contrary, the benefits to Executive under this Agreement shall be reduced by the amount of any insurance proceeds payable to Executive.

b.Executive shall confer with the Board and the other Officers of the Company regarding ideas and proposals with respect to the overall technological and commercial direction of the Company.

c.This Agreement supersedes any prior understandings, agreements or representations, written or oral, between the Executive and/or entities under Executive’s control, and the Company, and/or its subsidiaries, which are hereinafter canceled as of the Effective Date.

d. Executive shall devote such amount of his or her time, attention, and energies to the business of the Company as the Company and Executive shall reasonably and mutually agree is necessary for Executive to fulfill the duties and responsibilities of the Position. Provided that none of the

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additional activities materially interfere with the performance of the duties and responsibilities of Executive. Nothing  in this Section 5, shall prohibit Executive from (a) serving as a director or member of a committee of, making investments in, consulting or working with entities that do not, in the good faith determination of the Board, compete directly with the Company or otherwise create, in the good faith determination of the Board, a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his or her area of expertise; (c) serving as a director or trustee of any governmental, charitable or educational organization or (d)engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Executive’s duties under this Agreement and do not violate the terms of Section 1.

2.ENGAGEMENT STRUCTURE AND PROVISIONS

a.Executive hereby accepts the non-exclusive position offered by the Company, upon the terms and conditions contained herein, and agrees that during the Term of this Agreement, as defined in section 4, the Executive, as interim Chief Executive Officer, shall be performed at Executive’s home office located in Matawan, New Jersey, area or, when required shall be present at such location as the Company requires, and engaged in service to or on behalf of the Company at such times, except during vacations, regular business holidays or weekends.

b.During the Term of this Agreement, as defined in section 4, Executive will not perform any services for any other business entity (with the exception of any current or future role(s) as an officer and/or director in the Company or its wholly owned subsidiaries) whether such entity conducts a business which is competitive with the business of the Company, provided, however, that nothing herein contained shall be construed as preventing Executive from:

i.investing her personal assets in any business or businesses which do not compete directly or indirectly with the Company, provided such investment or investments do not require any services on her part in the operation or the affairs of the entity in which such investment is made and in which her participation is solely that of an investor; or

ii.purchasing securities in any entity whose securities are regularly traded, if such purchases shall not result in her owning beneficially, at any time, more than 10% of the equity securities of any entity engaged in a business which is competitive, directly or indirectly, to that of the Company; or

iii.engaging in any other activities, if she receives the prior written approval of the Board of Directors of the Company with respect to her engaging in such activities.

3.RECORDS

In connection with her engagement hereunder, Executive shall accurately maintain and preserve all notes and records generated by the Executive and the Company which relate to the Company and its business and shall make all such reports, written if required, as the Company may reasonably require.

4.TERM

a.The initial term of this Agreement shall be for one twelve-month period (the “Initial Term”), to commence on September 14, 2021, and end twelve months from the date of this Agreement.  Thereafter, the Agreement shall automatically be extended for successive twelve-month periods (the “Subsequent Term(s)”), unless either party elects not to renew this Agreement for any year by providing written notice a minimum of thirty (30) days prior to the end of the most recent twelve-month period.

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b.A twelve-month period shall be deemed a Contract Year.  For the purposes of this Agreement, the Term (the “Term”) shall be defined as the Initial Term and any Subsequent Term(s), collectively. Non-renewal of the Agreement by the Company shall be deemed a termination pursuant to Section 14.a. For all compensation and benefit purposes, other than those specifically addressed herein, the Executive shall be deemed to have been continually engaged with the Company under this Agreement from September 14, 2021.

5.COMPENSATION As full compensation for the performance of her duties on behalf of the Company, Executive shall be compensated as follows:

a.Base Compensation: The Executive shall earn:

i.a Base Compensation (“Base Compensation”) at the rate of One Hundred Eighty-Five Thousand Dollars ($185,000) per annum.

ii.Future Compensation increases shall be determined by, and at the discretion of the Board of Directors, in accordance with job performance. Notwithstanding the foregoing, in the event the Company has not reached positive cash flow breakeven from operations or has not become profitable through extraordinary gains, (the “Trigger Event”) the base salary shall remain at the rate of One Hundred Eighty-Five Thousand Dollars ($185,000) per annum, or at the previous Contract Year’s Base Compensation, as the case may be, until such time as the Trigger Event transpires.

iii.Annual Bonus. During the Employment Period, Executive shall be entitled to an annual bonus (each, a “Bonus”) if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”) (or by the independent members of the Board, if there is no Compensation Committee) for earning Bonuses. The Bonus will be targeted to equal 20% of the annual Base Salary. The Bonus normally will be paid in cash; provided, however, that the Company and Executive can mutually agree that any particular Bonus or portion thereof can be paid in stock of the Company or a combination of cash and stock of the Company. Payment of the Bonus will be made within forty-five (45) days of the end of the Company’s fiscal year. The Compensation Committee (or the independent members of the Board, if there is no Compensation Committee) may provide for additional bonus payments for Executive upon achievement of additional criteria established or determined from time to time.

iv.Other Meritorious Adjustments. The Board of Directors may, in their sole discretion, consider other meritorious adjustments in compensation, or a bonus, under appropriate circumstances, including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation.

v.Payment  All cash payments shall be made to Executive, its heirs, successors or assigns.

b.Stock Compensation

i.Incentive Stock Options. Executive shall be granted the following performance-based stock options upon satisfactory completion of certain performance events set forth below.  The performance events shall be set forth in the option agreement and related notice of grant(s). The stock options shall be fully vested on the grant date and exercisable for a period of five (5) years from the date of grant at an exercise price of $0.052, as follows:

A.500,000 stock options when the Company becomes current with its financial statements and its 10-Q and 10-K filings with the SEC; and

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B.250.000 stock options for each legal case currently pending as of the date of this Agreement that is resolved by Executive in a manner acceptable to the Board; and

C.250,000 stock options when the Company’s market capitalization reaches and sustains $25 million for 45 consecutive trading days; and

D.500,000 stock options when the Company’s market capitalization reaches and sustains $50 million for 45 consecutive trading days; and

E.750,000 stock options when the Company’s market capitalization reaches and sustains $75 million for 45 consecutive trading days; and

F.1,750,000 stock options when the Company’s market capitalization reaches and sustains $100 million for 45 consecutive trading days.

Market capitalization shall be based on the closing price per share of the Company’s common stock as reported on the Company’s primary stock exchange/market multiplied by the number of shares of the Company outstanding common stock.

Executive may be granted additional Incentive Stock Options during the Term of this Agreement as determined by the Company’s Board of Directors from time to time, subject to subsections 5.b.iii and 5.b.iv below.

ii.Restricted Stock Award Executive may be granted Restricted Stock Awards during the Term of this Agreement as determined by the Company’s Board of Directors from time to time, subject to subsections 5.b.iii and 5.b.iv below.

iii.10b5-1 Trading Plans When an average five (5) day trading of PRLX common stock is greater than 100,000 shares per day, the Company intends on instituting trading plans, which will, among other things, restrict Executive from trading more than 10,000 shares per day or selling more than $100,000 in any given month.

iv.Change of Control.  In the event of a merger, acquisition or sale transaction by the Company which causes a Change of Control of the Company (the “Control Change”), any stock options, stock grant or award, or similar securities held beneficially by the Executive shall automatically become fully vested.  For purposes of this Section 5.b.iv, Control Change shall mean the occurrence of any of the following events:

A.a majority of the outstanding voting stock of the Company is acquired or beneficially owned by any person (other than the Company or a subsidiary of the Company) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of the Company; or

B.a merger or a consolidation of the Company with or into another corporation, other than:

a.a merger or consolidation with a subsidiary of the Company, or

b.a merger or consolidation in which the holders of voting stock of the Company immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or

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C.a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, other than an exchange in which the holders of voting stock of the Company immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company stock is being exchanged; or

D.the sale or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of the Company immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of the Company are being sold.

6.BUSINESS EXPENSES

a.The Company shall reimburse the Executive for all business expenses incurred by Executive in the performance of her duties hereunder, or advanced/paid by Executive on behalf of the Company, including, but not limited to, travel on business, attending technical and business meetings, professional activities, and customer entertainment, such reimbursement to be made in accordance with regular Company policy and within a reasonable period following Executive’s presentation of the details of, and proof of, such expenses.  Upon termination of Executive’s employment prior to expiration of the Employment Period unless Executive’s employment is terminated for Cause or Executive terminates his or her employment without Good Reason, then:

b.Executive shall be entitled to receive any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his or her duties and responsibilities for the Company during the period ending on the termination dat.  Payment shall be paid in accordance with the customary payroll practices of the Company.

7.FRINGE BENEFITS

a.During the Term of this Agreement, the Company shall provide, at its sole expense, hospitalization, major medical, life insurance and other fringe benefits on the same terms and conditions as it shall afford other senior management Executives, if the Company maintains such coverage. Nothing herein shall require the Company to obtain or maintain such coverage.

b.During the Term of this Agreement, the Company shall provide paid vacation to Executive, which accrues from the Effective Date of this Agreement, as follows:

i.Calculated on a forty (40) hour week during the Term as follows:

A.two (2) weeks per Contract Year for the first two (2) Contract Years;

B.three (3) weeks per Contract Year for more than two (2) and up to seven (7) Contract Years; and

C.four (4) weeks per Contract Year for more than seven (7) Contact Years.

8.SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of the Company shall include those of the Company’s affiliates.

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9.INVENTORIES: SHOP RIGHTS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during the Term of this Agreement , whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any during Executive’s engagement, developed, manufactured or used by the Company in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by the Company, or any services to be performed by the Company or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of the Company’s business, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company.

Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instrument as the Company may require, but at the Company’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 5 or otherwise) and without any additional compensation of any kind to Executive.

10.CONFIDENTIAL INFORMATION AND TRADE SECRETS

All Confidential Information shall be the sole property of the Company.  Executive will not, during the period of her engagement and for a period ending two years after termination of her engagement for any reason, disclose to any person or entity or use or otherwise exploit for Executive’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Executive or which becomes known to Executive in the course of her engagement with the Company without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing her duties to the Company during the period of her engagement with the Company. For purposes of this Section 10, “Confidential Information” shall mean any data or information belonging to the Company, other than Trade Secrets, that is of value to the Company and is not generally known to competitors of the Company or to the public, and is maintained confidential by the Company, including but not limited to non-public information about the Company’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties).  Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by the Company as confidential and shall not include any data or information of the Company that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without the authorization of the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

All Trade Secrets shall be the sole property of the Company. Executive agrees that during her engagement with the Company and after its termination, Executive will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside the Company without the prior written consent of an officer of the Company.  For purposes of this Section 10, “Trade Secrets” shall mean any scientific, technical and non-

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technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of the Company or any portion or part thereof, whether or not copyrightable or patentable, that is of value to the Company and is not generally known to competitors of the Company or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to the Company’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret, as such term as defined in the Official Code of Nevada Annotated, in each case to the extent that the Company, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

11.NON-SOLICITATION OF EMPLOYEES OR EXECUTIVES

During the Term of this Agreement and for one year thereafter, Executive will not cause or attempt to cause any employee or executive of the Company to cease working for the Company to retain engagement with another Company that is a competitor of the Company’s.  However, this obligation shall not affect any responsibility Executive may have as an Executive of the Company with respect to the bona fide hiring and firing of the Company’s personnel.

12.NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS

Executive will not, during the period of her engagement and for a period ending two (2) years after the termination of her engagement for any reason, directly or indirectly, solicit the business of any customer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by the Company during the twelve (12) months immediately preceding the termination of this Agreement with the Company.

13.NON-COMPETITION

Executive agrees that during her engagement with the Company, Executive will not engage in any engagement, business, or activity that is in any way competitive with the business or proposed business of the Company, and Executive will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while Executive is engaged with the Company.

14.TERMINATION

a.“At Will” Engagement.

Executive’s engagement with the Company will be "at will." Under these terms, Executive may terminate this Agreement and, in effect, resign from all official positions held in and for the Company and its subsidiaries (if any), at any time with or without cause, and, likewise, the Company has the right to terminate this Agreement at any time with or without cause, having the same effect. If this Agreement is terminated under this section 14.a, the Company will be required to pay Executive all amounts owed to Executive as of the date of termination, including accrued Base Compensation and accrued vacation earned through the date of termination, the vested portion of any stock compensation earned under section 5.b, any unreimbursed business expenses, and to the extent required under the terms of any other benefit plan or this Agreement, the vested portion of

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any other benefit under such plan.  Executive will not by operation of this provision forfeit any rights in which Executive is vested at the time of termination.

b.Disability and Death.

This Agreement hereunder will be terminated immediately upon Executive’s disability (as determined for purposes of the Company’s long-term disability plan) or death.  If this Agreement is terminated due to such disability or death, the Company will be required to pay Executive or Executive’s estate, as the case may be, all amounts owed to Executive, including Base Compensation and accrued vacation, earned through the date of termination, the vested portion of any stock compensation earned under section 5.b, or any unreimbursed business expenses, and to the extent required under the terms of any other benefit plan or this Agreement, the vested portion of any other benefit under such plan.  Executive or Executive’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Executive is vested at the time of Executive’s disability or death.

15.INJUNCTION

a.Should Executive at any time reveal, or threaten to reveal, any such secret knowledge or information, or during any restricted period engage, or threaten to engage, in any business in competition with that of the Company, or perform, or threaten to perform, any services for anyone engaged in such competitive business, or in any way violate, or threaten to violate, any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from doing, or continuing to do, or performing any such acts; and Executive hereby consents to the issuance of such an injunction.

b.In the event that a proceeding is brought in equity to enforce the provisions of this section 15., Executive shall not argue as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available.

c.The existence of any claim or cause of action by the Company against Executive, or by Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants but shall be litigated separately.

16.ARBITRATION

a.In the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in Los Angeles, CA, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Engagement ADR Rules.  The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties.  The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

b.The Company will pay the direct costs and expenses of the arbitration, including arbitration and arbitrator fees.  Except as otherwise provided by statute, Executive and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement.  Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

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17.MISCELLANEOUS

a.If any provision of this Agreement shall be declared, by a court of competent jurisdiction, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

b.The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by the party as to whom enforcement of any such amendment, supplement, waiver, or modification is sought and making specific reference to this Agreement.

c.The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon Executive, her successors and assigns, legal representatives, heirs and legatees. The performance of the Executive’s obligations hereunder may not be transferred or assigned by the Executive.

d.The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

e.This Agreement shall be construed and governed by the laws of the State of California.

IN WITNESS WHEREOF, this Agreement is executed, and is effective as of the date first written above.

On Behalf of the Company:		On Behalf of the Executive:

PARALLAX HEALTH SCIENCES, INC.

By:	/s/ Calli R. Bucci	By:	/s/ Sonia Choi
	Calli R. Bucci		Sonia Choi
	Chief Financial Officer		Executive

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